Statement of Work No. 1
Provider Services
This SOW (“SOW”), dated as of January 1, 2022 (the “SOW Effective Date”), is subject to that certain Master Services Agreement, effective as of January 1, 2022 (the “Agreement”), by and between Drug and Device Development Solutions LLC, a North Carolina Limited Liability Corporation, having its principal place of business at [***] (“Provider”), and Context Therapeutics Inc., having offices at 3675 Market Street, Suite 200, Philadelphia, PA 19104 (“Company”). The terms and provisions of the Agreement are incorporated by reference into this SOW and Provider agrees to be bound by all terms and provisions of the Agreement applicable hereto. Capitalized terms used in this SOW and not defined shall have the meanings ascribed to them in the Agreement.

Provider Services:
Between January 1, 2022 through April 30, 2022, Provider (through the services of William Rencher) shall perform the following services, as well as such other related services as may be agreed between the parties:
•[***]
•Such other matters as reasonably requested by Company that relate to services performed by Provider prior to the date of the SOW Effective Date or as otherwise reasonably requested by Company.

Provider shall perform an average of eight (8) hours per week on such services during the term of this SOW.
From May 1, 2022 through October 31, 2022, Provider (through Dr. Rencher) shall continue to provide service by remaining available to answer brief questions that the Company may have regarding Provider’s prior services to the Company, for no additional consideration.
Fees:    Between January 1, 2022 through April 30, 2022, Provider shall receive a monthly retainer of $8,000 for services rendered in connection with this SOW.
Expenses:    The Company will reimburse (without mark-up) only out-of-pocket expenses incurred by Provider in connection with its performance of the Provider Services and approved in advance by the Company in writing or by email, subject to any limitations specified in such approval.
End Date:    October 31, 2022; provided, should Company so request, Provider shall consider in good faith (and then negotiate in good faith) a potential extension to this SOW for services beyond such date.
Insurance:     During the term of this SOW, Provider shall maintain at its expense in full force and effect an insurance coverage sufficient to cover Provider’s obligations and potential liabilities for Provider’s work to be performed hereunder.

Provider Contact:    William Rencher

Company Contact:    Martin Lehr

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted

ACTIVE.135097367.02

UPON SIGNATURE by the authorized representatives of the Parties, this SOW shall be incorporated and made part of the Agreement as of the SOW Effective Date.

Company Context Therapeutics Inc. By: __/s/ Martin Lehr___________________ Name: Martin Lehr Title: Chief Executive Officer
Provider

Drug and Device Development Solutions LLC

By: __/s/ William Rencher________________
Name: William Rencher
Title: Principal

\\DC - 031561/000004 - 3106437 v1

ACTIVE.135097367.02